Exhibit 97
NOMAD FOODS LIMITED
POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION

1.Purpose. The purpose of this Policy is to describe the circumstances under which Covered Persons will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. Any Executive Officer that does not sign and return the Acknowledgement Form will not be eligible to participate in the Company’s incentive-based compensation programs.

2.Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals. This Policy and any terms used in this Policy shall be construed in accordance with any SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules adopted by the NYSE.

3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a)“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-based Compensation received by a Covered Person (regardless of whether such Covered Person was serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Clawback Period.

(d)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)“Committee” shall mean the Compensation Committee of the Board.

(f)“Company” shall mean Nomad Foods Limited, a public company limited by shares and incorporated under the laws of the British Virgin Islands.

(g)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(h)“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, the term

Exhibit 97
Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.

(i)“Erroneously Awarded Compensation” shall mean the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, which amount must be computed without regard to any taxes paid.

(j)“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company Group.

(k)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(l)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include (i) any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); (ii) bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; (iii) bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; (iv) non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and (v) equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

(m)“NYSE” shall mean the New York Stock Exchange.

(n)“Policy” shall mean this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.

(o)“Received” shall mean Incentive-based Compensation received or deemed to be received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that fiscal period or is subject to additional vesting conditions.

(p)“Repayment Agreement” shall have the meaning set forth in Section 5 below.

(q)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

Exhibit 97

(r)“SEC” shall mean the U.S. Securities and Exchange Commission.

4.Determination and Calculation of Erroneously Awarded Compensation. In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously Awarded Compensation for each Covered Person in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Person with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

(a)Cash Awards. With respect to cash awards, the Erroneously Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)Equity Awards. With respect to equity awards, if the shares are still held at the time of recovery, the Erroneously Awarded Compensation is the number of such securities Received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the restricted shares have vested, but the underlying shares have not been sold, the Erroneously Awarded Compensation is the number of shares underlying the excess restricted shares. If the underlying shares have already been sold, then the Committee shall determine the amount which most reasonably estimates the Erroneously Awarded Compensation.

(d)Compensation Based on Stock Price or Total Shareholder Return. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Committee shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE in accordance with applicable listing standards).

5.Recovery of Erroneously Awarded Compensation. Once the Committee has determined the amount of Erroneously Awarded Compensation recoverable from the applicable Covered Person, the Committee shall take all necessary actions to recover the Erroneously Awarded Compensation reasonably promptly following delivery of the notice to the Covered Person. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously Awarded Compensation in accordance with the below:

(a)Cash Awards. With respect to cash awards, the Committee shall either (i) require the Covered Person to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) or (ii) if approved by the Committee, enter into a Repayment Agreement in accordance with subsection (d) below.

Exhibit 97
(b)Unvested Equity Awards. With respect to those equity awards that have not yet vested or been exercised, the Committee shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously Awarded Compensation.

(c)Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Committee shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously Awarded Compensation.

In the event that the Covered Person has sold any underlying shares, the Committee shall either (i) require the Covered Person to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) or (ii) if approved by the Committee, offer to enter into a Repayment Agreement in accordance with subsection (d) below.

(d)Repayment Agreement. To the extent approved by the Committee, the Company shall enter into an agreement (in a form reasonably acceptable to the Committee) with the Covered Person for the repayment of the Erroneously Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person based upon the particular facts and circumstances (a “Repayment Agreement”).

(e)Effect of Non-Repayment. To the extent that the Covered Person fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with this Policy), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

(f)Discretionary Recovery. Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation if any one of the following conditions are met and the Committee determines that recovery would be impracticable:

(i)The direct expenses paid to a third party to assist in enforcing the Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to NYSE;

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation and a copy of the opinion is provided to NYSE; or

Exhibit 97
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of applicable United States federal securities laws, including the disclosure required by the applicable SEC filings.

7.Indemnification Prohibition. No member of the Company Group shall indemnify any Covered Person against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) reimburse any Covered Person for premiums for any insurance policy to fund such Covered Person’s potential reimbursement obligations. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

8.Interpretation. The Committee is authorized, subject to the provisions of this Policy, to interpret and construe this Policy and to make all determinations, and take such actions, as it deems necessary, appropriate, or advisable for the administration of this Policy.

9.Effective Date. This Policy shall apply to any Incentive-based Compensation Received on or after October 2, 2023.

10.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any applicable United States federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any applicable United States federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

11.Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after October 2, 2023 shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any other recoupment policy or provisions included in any employment agreement, equity award agreement, or similar agreement, or to which any Covered Person’s is otherwise subject and any other legal remedies available to the Company Group.

12.Successors. This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.
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Exhibit A

NOMAD FOODS LIMITED
POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Nomad Foods Limited Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.

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